Exhibit 10.24

Waiver and Release

This Waiver (this “Waiver”) is made as of October 27, 2010, between CleanTech Innovations, Inc., a Nevada corporation (the “Company”), and Dianfu Lu (“Lu”).

In consideration of the release by the Company below, Lu hereby consents and agrees to waive all rights to the payment of RMB 7,742,400 due under the Approval on Share Transfer Regarding Creative Bellows Manufacture Co., Ltd., dated September 15, 2010, from the Department of Foreign Trade and Economic Cooperation of Liaoning Province.

In consideration for the execution of the Waiver, Company does hereby release and forever discharge Lu and his successors and assigns of and from all claims, actions, causes of action, liability, demands and damages of whatever name or nature, whether at law or in equity, in any manner having arisen, arising, or to arise from the beginning of time to the date hereof.

CLEANTECH INNOVATIONS, INC.

/s/ Bei Lu
By: Bei Lu
Chairman & Chief Executive Officer

/s/ Dianfu Lu
Dianfu Lu